Exhibit 21

3M COMPANY AND CONSOLIDATED SUBSIDIARIES (PARENT AND SUBSIDIARIES)
AS OF DECEMBER 31, 2024

Name of Company	Organized Under Law of
Registrant – 3M Company	Delaware
Consolidated subsidiaries of the Registrant:
3M Financial Management Company	Delaware
3M Innovative Properties Company	Delaware
3M Interamerica LLC	Delaware
Aearo Technologies LLC	Delaware
3M Chemical Operations LLC	Delaware
3M Fall Protection Company	Delaware
3M Foreign Holding LLC	Delaware
Scott Technologies, Inc.	Delaware
D B Industries, LLC	Minnesota
3M do Brasil Ltda.	Brazil
3M Belgium BV	Belgium
3M Canada Company - Compagnie 3M Canada	Canada
3M China Limited	China
3M Specialty Materials (Shanghai) Co., Ltd.	China
3M France S.A.S.	France
3M Deutschland GmbH	Germany
3M Hong Kong Limited	Hong Kong
3M India Limited	India
3M Global Capital Limited	Ireland
3M Japan Innovation Limited	Japan
3M Japan Products Limited	Japan
3M Korea Co., Ltd	Korea
3M Holding Company B.V.	Netherlands
3M Intermediate Acquisitions B.V.	Netherlands
3M International Group B.V.	Netherlands
3M West Europe B.V.	Netherlands
3M Wroclaw spolka z ograniczona odpowiedzialnoscia	Poland
3M Innovation Singapore Pte. Ltd.	Singapore
3M Singapore Pte. Ltd.	Singapore
3M Svenska Aktiebolag	Sweden
3M EMEA GmbH	Switzerland
3M Products Limited	United Kingdom
3M UK Holdings Limited	United Kingdom
3M United Kingdom Public Limited Company	United Kingdom
Capital Safety Global Holdings Limited	United Kingdom

NOTE: Subsidiary companies excluded from the above listing, if considered in the aggregate, would not constitute a significant subsidiary.